COMSYS IT Partners, Inc. COMSYS IT Partners, Inc. Excerpts from the SunTrust Robinson Humphrey Conference April 11, 2006 Exhibit 99.1

Safe Harbor Statement
Some of the statements in this presentation constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than those of historical facts included herein, including those related to the company’s financial outlook, goals, business strategy, projected plans and objectives of management for future operations and liquidity are forward-looking statements. Such “forward-looking statements” involve unknown risks and uncertainties that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements, expressed or implied by such forward-looking statements.

Unemployment taxes negatively impact first quarter earnings. Unemployment taxes negatively impact first quarter earnings.
1Q 2006 Guidance
For 1Q 2006, we expect revenue of $170 million - $175 million.
For 1Q 2006, we expect net income of $0.5 to $1.2 million or approximately $0.03 -
$0.07 per diluted share.
Estimate includes severance costs of $1.8 million ($0.09 per diluted share), stock-
based compensation expense of $0.8 million ($0.04 per diluted share), and up to
$0.2 million ($0.01 per diluted share) of income tax expense.
Stock based compensation expense includes approximately $0.4 million ($0.02 per diluted share) related to the adoption of SFAS 123R.

Long Term Goals
Grow revenue above industry growth rates
Leverage infrastructure to improve EBITDA margins
Goal – EBITDA margins of 7 to 8%
Goal assumes steady state, no acquisitions, no significant investments, steady growth and no fluctuation in gross margin %
Reduce cost of capital
Interest expense expected to be $16 to $17 million in 2006
Rate on 2
nd
lien note – L+750
Reduce total leverage to allow for a refinancing
Equity offering
Operating cash flow

Business Initiatives Business Initiatives

Focused on building the premier IT staffing business. Focused on building the premier IT staffing business.
Focused Approach to Increasing Profit Margins
Recruiting and Account Manager productivity initiatives
Drives revenue growth without increasing staff headcount
Process improvement initiatives
2005 was the year of integration and stabilization
Focus in 2006 on streamlining operations
Working capital management and DSO improvement
Goal – Reduce DSO from 48 to 50 days to mid 40s
SG&A management
Invest at point of attack
Focus on improving gross margin dollar spreads
Incentive plans drive this behavior
Priorities around filling higher skill set requirements

2006 Growth Initiatives
Increase Our Increase Our
Business in Business in
Existing Existing
Markets Markets
Expand our Expand our
Geographic Geographic
Presence Presence
Capitalize on Capitalize on
Strategic Strategic
Acquisition Acquisition
Opportunities Opportunities
Less than 15% market share in most existing markets
Hunter program initiated in October 2005 to focus on new client development in the middle market
Leverage our industry presence to grow market share as vendor consolidation trends continue
Organically expand into new markets
Baltimore is a good example of success
Refinancing provides the needed capital to pursue acquisitions
Focus on high growth businesses

2006 Growth Initiatives (cont.)
Growth in applications services exceeded IT staffing growth in 2005
Success in cross-selling solutions services with IT staffing clients
Goal – Increase solutions services to 15 to 25% of our total revenue
Approximately 25% of large companies have VMS programs in place today
Another 16% have plans to implement programs in the next two years
Source: Staffing Industry Analysts “Information Technology Staffing Growth
Assessment,” October 2005
Expand IT Expand IT
Solutions Solutions
Capabilities Capabilities
Expand VMS Expand VMS
Client Base Client Base
and Services and Services